Exhibit 10.2
Execution Version
ASSIGNMENT
     This ASSIGNMENT, dated as of the Effective Date, is entered into between General Electric Capital Corporation (“the Assignor”) and EJ Funds LP (“the Assignee”).
     The parties hereto hereby agree as follows:

Borrowers:	Akorn, Inc., a Louisiana corporation, and Akorn (New Jersey), Inc., an Illinois corporation (the “Borrowers”)

Agent:	General Electric Capital Corporation, as agent for the Lenders and L/C Issuers (in such capacity and together with its successors and permitted assigns, the “Agent”)

Credit Agreement:	Credit Agreement, dated as of January 7, 2009, among the Borrowers, the other Credit Parties party thereto, the Lenders and L/C Issuers party thereto and the Agent (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definition are used as defined in the Credit Agreement)

Trade Date:	March 31, 2009

Effective Date:	March 31, 2009

	Aggregate amount of	Aggregate amount of
Revolving Loan/	Commitments or	Commitments or
Commitment	principal amount of	principal amount of
Assigned	Loans for all Lenders	Loans Assigned	Percentage Assigned

Revolving Commitment	$25,000,000	$25,000,000	100.00%

     Section 1. Assignment. Assignor hereby sells and assigns to Assignee, and Assignee hereby purchases and assumes from Assignor, Assignor’s rights and obligations in its capacity as Lender under the Credit Agreement (including Liabilities owing to or by Assignor thereunder) and the other Loan Documents, in each case to the extent related to the amounts identified above (the “Assigned Interest”), for an amount equal to $5,508,704.11 (the “Purchase Price”), which constitutes 100% of the principal amount outstanding under the Revolving Commitment as of the date hereof, together with (a) all accrued and unpaid interest, fees, expenses and other Obligations due and owing to the Assignor on the date hereof in any capacity and (b) an exit fee in the amount of $25,000 (the “Exit Fee”). The Purchase Price shall be paid in immediately available funds by wire transfer to the following account (the “Collection Account”):
Deutsche Bank Trust Company Americas
New York, New York
ABA No. 021-001-033

Account Number: 50271079
Account Name: Akorn/HFS3010
The consummation of the assignment contemplated above is herein referred to as the “Assignment”.
     Section 2. Representations, Warranties and Covenants of Assignor. Assignor (a) represents and warrants to Assignee and the Agent that (i) it has full power and authority, and has taken all actions necessary for it, to execute and deliver this Agreement and to consummate the transactions contemplated hereby, (ii) it is the legal and beneficial owner of its Assigned Interest and that such Assigned Interest is free and clear of any Lien and other adverse claims, and (iii) by executing, signing and delivering this Agreement, the Person signing, executing and delivering this Agreement on behalf of the Assignor is a duly authorized signatory for the Assignor and is authorized to execute, sign and deliver this Agreement, (b) makes no other representation or warranty and assumes no responsibility, including with respect to the aggregate amount of the Loans and Commitments, the percentage of the Loans and Commitments represented by the amounts assigned, any statements, representations and warranties made in or in connection with any Loan Document or any other document or information furnished pursuant thereto, the execution, legality, validity, enforceability or genuineness of any Loan Document or any document or information provided in connection therewith, the existence, nature or value of any Collateral, the projected financial performance of the Borrowers, and the existence of any Default or Event of Default under any Loan Document, (c) assumes no responsibility (and makes no representation or warranty) with respect to the financial condition of any Credit Party or the performance or nonperformance by any Credit Party of any obligation under any Loan Document or any document provided in connection therewith and (d) attaches any Notes held by it evidencing at least in part the Assigned Interest of such Assignor (or, if applicable, an affidavit of loss or similar affidavit therefor) and requests that the Agent exchange such Notes for new Notes in accordance with Section 1.2 of the Credit Agreement.
     Section 3. Representations, Warranties and Covenants of Assignee. Assignee (a) represents and warrants to Assignor and the Agent that (i) it has full power and authority, and has taken all actions necessary for Assignee, to execute and deliver this Agreement and to consummate the transactions contemplated hereby, (ii) it is not an Affiliate of a Lender, (iii) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest assigned to it hereunder and either Assignee or the Person exercising discretion in making the decision for such assignment is experienced in acquiring assets of such type, (iv) by executing, signing and delivering this Agreement, the Person signing, executing and delivering this Agreement on behalf of the Assignee is a duly authorized signatory for the Assignee and is authorized to execute, sign and deliver this Agreement and (v) both before and after giving effect to this Agreement and the transactions contemplated hereby, it is Solvent and (b) appoints and authorizes the Agent to take such action as administrative agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (c) shall perform in accordance with their terms all obligations that, by the terms of the Loan Documents, are required to be performed by it as a Lender, (d) confirms it has received such documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement and shall continue to make its own credit decisions in taking or not taking any action under any Loan

Document independently and without reliance upon Agent, any L/C Issuer, any Lender or any other Indemnitee and based on such documents and information as it shall deem appropriate at the time, (e) acknowledges and agrees that, as a Lender, it may receive material non-public information and confidential information concerning the Credit Parties and their Affiliates and their Stock and agrees to use such information in accordance with Section 9.10 of the Credit Agreement, (f) specifies as its applicable lending offices (and addresses for notices) the offices at the addresses set forth beneath its name on the signature pages hereof and (g) to the extent required pursuant to Section 10.1(f) of the Credit Agreement, attaches two completed originals of Forms W-8ECI, W-8BEN, W-8IMY or W-9 and, if applicable, a portfolio interest exemption certificate. The assignment fee of $3,500 required to be paid to the Agent under Section 9.9 of the Credit Agreement is hereby waived by the Agent.
     Section 4. Representations, Warranties and Covenants of Borrowers. Attached hereto as Exhibit A is the Borrowing Base Certificate delivered by the Borrowers to the Agent pursuant to the Credit Agreement for the fiscal period ending February 28, 2009. Each Borrower represents and warrants that the Borrowing Base, without giving effect to any Reserve and calculated as of the date hereof, is not less than $18,049,369.
     Section 5. Conditions Precedent. This Agreement and the assignment contemplated hereby shall not become effective until receipt by Assignor of the following, all of which are material inducements to Assignor to enter into this Agreement:
     (a) a duly executed counterpart of this Agreement from the Borrowers and Assignee;
     (b) a notification letter to Bank of America, N.A. advising of the change of Agent and providing updated collection account information, signed by all parties hereto (the “Bank Account Letter”); and
     (c) the Purchase Price in immediately available funds in the Collection Account no later than 2:00 p.m. on the Effective Date.
     The effective date of the Assignment (the “Effective Date”) shall be March 31, 2009.
     Section 6. Register. This Agreement (including its attachments) will be delivered to the Agent for its acceptance and recording in the Register promptly after this Agreement becoming effective.
     Section 7. Effect. As of the Effective Date, (a) Assignee shall be a party to the Credit Agreement and, to the extent provided in this Agreement, have the rights and obligations of a Lender under the Credit Agreement and (b) Assignor shall, to the extent provided in this Agreement, relinquish its rights (except those surviving the termination of the Commitments and payment in full of the Obligations) and be released from its obligations under the Loan Documents other than those obligations relating to events and circumstances occurring prior to the Effective Date.
     Section 8. Distribution of Payments. Effective immediately after the consummation of the Assignment, the Agent shall make all payments under the Loan Documents in respect of each Assigned Interest to Assignee.

     Section 9. Resignation of Agent and L/C Issuer. Effective immediately after the consummation of the Assignment, General Electric Capital Corporation resigns as Agent and L/C Issuer under the Credit Agreement (General Electric Capital Corporation, in its capacity as the former Agent, referred to herein as the “Prior Agent”). This Section 9 shall constitute notice of such resignation to the Borrowers and the Assignee for purposes of subsections (a) and (c) of Section 8.9 of the Credit Agreement. Assignee, as the sole Lender under the Credit Agreement, hereby designates itself as the successor Agent under the Credit Agreement pursuant to Section 8.9(a) thereof (“New Agent”). Each Borrower consents to the appointment of Assignee as Agent.
     Section 10. Delivery of Documents. Effective immediately after the consummation of the Assignment, Prior Agent hereby agrees to deliver to New Agent, at the address set forth on the signature pages to this Agreement, via overnight courier for delivery on Wednesday, April 1, 2009, (i) the original stock certificate No. 1 evidencing 100 shares of Akorn (New Jersey), Inc. (the “Stock Certificate”) and (ii) the original Revolving Note issued to Assignor at closing. Promptly after the consummation of the Assignment, Prior Agent shall forward the fully executed Bank Account Letter to Bank of America, N.A. via overnight courier and telecopier. After the consummation of the Assignment, the Prior Agent will execute and delivery to New Agent, at the request and expense of New Agent, such additional documents, instruments or releases (all of which shall be prepared by New Agent, without recourse or warranty to the Prior Agent and otherwise in form and substance reasonably satisfactory to the Prior Agent) as New Agent may reasonably request to further evidence the assignment of all instruments of record in favor of the Prior Agent with respect to the security interests and liens securing the obligations of the Loan Parties under the Credit Agreement and the other related Loan Documents. Prior Agent authorizes New Agent to file such assignments and amendments under the Uniform Commercial Code to reflect the New Agent as secured party of record on all UCC financing statements of record naming Prior Agent as secured party and a Loan Party as debtor.
     Section 11. Forwarding of Payments. Prior Agent hereby agrees to promptly forward any payments received after the Effective Date with respect to the Assigned Interest (together with any and all cash or cash equivalent collateral) to New Agent at:

Bank Name:	Northern Trust Bank
ABA:	071000152
Account No.:	3800553104
Account Name:	EJ Funds LP / Akorn Sweep Account
Bank Contact:	Sander Pahlman
Tel # (847) 295 4394
     Section 12. Miscellaneous. (a) The parties hereto, to the extent permitted by law, waive all right to trial by jury in any action, suit, or proceeding arising out of, in connection with or relating to, the Assignment and any other transaction contemplated hereby. This waiver applies to any action, suit or proceeding whether sounding in tort, contract or otherwise.
     (b) On and after the Effective Date, this Agreement shall be binding upon, and inure to the benefit of, the Assignor, Assignee, the Agent and their Related Persons and their successors and assigns.

     (c) This Agreement shall be governed by, and be construed and interpreted in accordance with, the law of the State of New York.
     (d) This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
     (e) Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.
     (f) In consideration of Assignor entering into this Agreement, each Borrower hereby (a) releases, acquits and forever discharges Assignor, in its capacity as Agent and a Lender, its agents, employees, officers, directors, servants, representatives, attorneys, affiliates, successors and assigns (collectively, the “Released Parties”) from any and all liabilities, claims, suits, debts, liens, losses, causes of action, demands, rights, damages, costs and expenses of any kind, character or nature whatsoever, known or unknown, fixed or contingent, that such Borrower may have or claim to have now against Assignor or which might arise out of or be connected with any act of commission or omission of Assignor existing or occurring on or prior to the date of this Agreement, including, without limitation, any claims, liabilities or obligations relating to or arising out of or in connection with the Loans, the Credit Agreement or the other Loan Documents (including, without limitation, arising out of or in connection with the initiation, negotiation, closing or administration of the transactions contemplated thereby or related thereto), from the beginning of time until the execution and delivery of this release and the effectiveness of this Agreement (the “Released Claims”) and (b) agree forever to refrain from commencing, instituting or prosecuting any lawsuit, action or other proceeding against the Released Parties with respect to any and all Released Claims.
     (g) In consideration of Assignor entering into this Agreement, Assignee hereby, except with respect to the express representations and warranties made by Assignor under Section 2 hereof, (a) releases, acquits and forever discharges Assignor (in its capacity as a Lender and Assignor and not in its capacity as an Agent), its agents, employees, officers, directors, servants, representatives, attorneys, affiliates, successors and assigns (collectively, the “Assignor Released Parties”) from any and all liabilities, claims, suits, debts, liens, losses, causes of action, demands, rights, damages, costs and expenses of any kind, character or nature whatsoever, known or unknown, fixed or contingent, that Assignee may have or claim to have now against Assignor or which might arise out of or be connected with any act of commission or omission of Assignor existing or occurring on or prior to the date of this Agreement, including, without limitation, any claims, liabilities or obligations relating to or arising out of or in connection with the Loans, the Credit Agreement, this Agreement or the other Loan Documents (including, without limitation, arising out of or in connection with the initiation, negotiation, closing or administration of the transactions contemplated thereby or related thereto), from the beginning of time until the execution and delivery of this release and the effectiveness of this Agreement (the “Assignor Released Claims”) and (b) agree forever to refrain from commencing, instituting or prosecuting any lawsuit, action or other proceeding against the Assignor Released Parties with respect to any and all Assignor Released Claims.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

GENERAL ELECTRIC CAPITAL CORPORATION, as Assignor

By:	/s/ Dennis Cloud

Name: Dennis Cloud
Title: Duly Authorized Signatory

EJ FUNDS LP, as Assignee

By: EJ Financial Enterprises, Inc.
Its: General Partner

By:	/s/ John N. Kapoor

Name: John N. Kapoor
Title: President

Lending Office (and address for notices) for any other purpose:

EJ Funds LP
225 East Deerpath Road, Suite 250
Lake Forest, IL 60045
Attention: Rao Akella
Fax # (847) 295 8680

ACCEPTED and AGREED
this 31st day of March, 2009:
GENERAL ELECTRIC CAPITAL CORPORATION
as Agent

By:	/s/ Dennis Cloud
Name: Dennis Cloud
Title: Duly Authorized Signatory

AKORN, INC.

By:	/s/ Jeffrey A. Whitnell
Name: Jeffrey A. Whitnell
Title: Chief Financial Officer

AKORN (NEW JERSEY), INC.

By:	/s/ Jeffrey A. Whitnell
Name: Jeffrey A. Whitnell
Title: Chief Financial Officer

Exhibit A

[attach Borrowing Base Certificate]
Exhibit A